                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 ENDOGEN, INC.
                                       AT
                          $3.75 NET PER SHARE IN CASH
                                       BY
                             EWOK ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                               PERBIO SCIENCE AB

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON TUESDAY, JUNE 29, 1999, UNLESS THE OFFER IS EXTENDED.


THE BOARD OF DIRECTORS OF ENDOGEN, INC. HAS APPROVED THE AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 27, 1999 (THE 'MERGER AGREEMENT') AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ENDOGEN, INC. AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF ENDOGEN, INC. ACCEPT THE OFFER, TENDER THEIR SHARES AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF OUTSTANDING SHARES WHICH, TOGETHER WITH THE OUTSTANDING SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED BELOW). SEE SECTION 14. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either mail or deliver certificates evidencing or representing such Shares to the Depositary (with the Letter of Transmittal and any other required documents) or tender such Shares pursuant to the procedure for book entry transfer set forth in Section 2 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such stockholder's broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender such stockholder's Shares and whose certificates evidencing or representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:
                     Vector Securities International, Inc.
                                  June 2, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

                                                                                                                  3
Introduction.................................................................................................

  1.  Terms of the Offer.....................................................................................     4

  2.  Procedures for Tendering Shares........................................................................     6

  3.  Withdrawal Rights......................................................................................     9

  4.  Acceptance for Payment and Payment of Purchase Price...................................................     9

  5.  Certain Federal Income Tax Considerations..............................................................    10

  6.  Price Range of Shares; Dividends.......................................................................    11

  7.  Effect of the Offer on the Market for the Shares; Nasdaq and Boston Stock Exchange Quotations; Exchange
      Act Registration; Margin Regulations...................................................................    11

  8.  Certain Information Concerning the Company.............................................................    13

  9.  Certain Information Concerning Perstorp, the Purchaser and Parent......................................    14

 10.  Background of the Offer; Contacts with the Company.....................................................    15

 11.  Purpose of the Offer and the Merger; Plans for the Company; Appraisal Rights...........................    16

 12.  The Merger Agreement; Stockholder Agreement; Employment Agreements And Confidentiality Agreement.......    17

 13.  Source and Amount of Funds.............................................................................    24

 14.  Certain Conditions of the Offer........................................................................    25

 15.  Certain Legal Matters..................................................................................    26

 16.  Fees and Expenses......................................................................................    28

 17.  Miscellaneous..........................................................................................    28

                                                                                                                S-1
Schedule I...................................................................................................

TO ALL HOLDERS OF SHARES OF COMMON STOCK OF ENDOGEN, INC.:

                                  INTRODUCTION

     EWOK Acquisition Corp., a Massachusetts corporation (the 'Purchaser') and a wholly owned subsidiary of PerBio Science AB, a Swedish corporation ('Parent'), hereby offers to purchase all outstanding shares of the Common Stock (the 'Common Stock'), $.01 par value (the 'Shares'), of Endogen, Inc., a Massachusetts corporation (the 'Company'), at a purchase price of $3.75 per Share, net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'Offer').

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Vector Securities International, Inc. (the 'Dealer Manager'), American Stock Transfer & Trust Company (the 'Depositary') and Georgeson & Company, Inc. (the 'Information Agent').

     Parent and the Purchaser are corporations affiliated with Perstorp AB, a Swedish corporation ('Perstorp'). All of the outstanding shares of the capital stock of the Purchaser are owned by Parent and all of the outstanding shares of the capital stock of Parent are owned by Perstorp. For more information concerning Perstorp, Parent and the Purchaser, see Section 9.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) THAT NUMBER OF OUTSTANDING SHARES WHICH, TOGETHER WITH THE OUTSTANDING SHARES SUBJECT TO THE STOCKHOLDER AGREEMENT (AS DEFINED BELOW) THAT SHALL NOT HAVE BEEN SO TENDERED, WOULD REPRESENT AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED BELOW) (THE 'MINIMUM CONDITION'). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO OBTAINING THE EXPRESS WRITTEN CONSENT OF THE COMPANY AND COMPLIANCE WITH THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION')), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

     THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') HAS APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED BELOW) ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL OF THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES AND APPROVE THE MERGER AGREEMENT AND THE MERGER, IF REQUIRED BY LAW. ADAMS, HARKNESS & HILL, INC. ('AH&H'), THE COMPANY'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BOARD A WRITTEN OPINION DATED MAY 27, 1999, TO THE EFFECT THAT, AS OF SUCH DATE AND BASED UPON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $3.75 PER SHARE CASH CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. A COPY OF THE OPINION OF AH&H IS INCLUDED AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS HEREWITH, AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of May 27, 1999 (the 'Merger Agreement'), among Parent, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged (the 'Merger') with and into the Company after the completion of the Offer and the satisfaction of certain conditions. As a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than Shares then owned by the Company, Parent, any direct or indirect subsidiary of Parent or by stockholders of the Company, if any, who dissent from the Merger and comply with all of the provisions of the Massachusetts Business Corporation Law (the 'MBCL') concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the price paid in the Offer in cash, without interest (the 'Merger Consideration'). See Section 12 'The Merger Agreement.'

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required by law, the approval and adoption of the Merger Agreement by the stockholders of the Company. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power under the MBCL to effect the Merger without the concurrence of any other stockholder of the Company. If at least 90% of the outstanding Shares are purchased in the Offer, the Purchaser will be able to effect a short-form merger under the MBCL without a vote of stockholders.

     In connection with the execution of the Merger Agreement, the Purchaser and Parent entered into a Stockholder Agreement, dated as of May 27, 1999 (the 'Stockholder Agreement'), with Owen A. Dempsey, the President and Chief Executive Officer of the Company, Hayden H. Harris, Chairman of the Board, Charles R. Burke, Christine A. Burns, Avery W. Catlin, Wallace G. Dempsey, Irwin
J. Gruverman, G&G Diagnostics Limited Partnership I, Hayden H. Harris Living Trust DTD 3/6/98 and Wolfgang Woloszczuk (collectively, the 'Selling Stockholders'), pursuant to which such Selling Stockholders have agreed to tender pursuant to the Offer, all Shares beneficially owned by them, including 569,600 Shares currently outstanding which represent approximately 16% of the Shares issued and outstanding, plus Shares subsequently acquired by a Selling Stockholder through the exercise of options or otherwise, at a price per Share equal to the price paid in the Offer, provided that such obligation to tender is subject to certain conditions, including the Minimum Condition having been satisfied and the Purchaser having accepted Shares for payment under the Offer. Pursuant to the Stockholder Agreement, each Selling Stockholder has also executed and delivered a proxy for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by such Selling Stockholder to vote such Shares against certain competing transactions, as more fully described below in Section 12 'The Stockholder Agreement.'

     Pursuant to the Merger Agreement, the Company has granted the Purchaser an irrevocable option (the 'Purchaser Stock Option') to purchase up to 690,172 Shares, which represents approximately 19.9% of the Company's outstanding Common Stock (the 'Option Shares') at a price per share equal to the Offer Price payable in cash. The Purchaser Stock Option may be exercised, in whole or in part, at any time and from time to time after the date on which the Purchaser has accepted for payment the Shares tendered pursuant to the Offer and subject to satisfaction of the Minimum Condition if, but only if, Parent and Purchaser agree to permanently waive the Offer Conditions set forth in the Merger Agreement. See Section 12 'The Merger Agreement.'

     The Company has represented to Parent and the Purchaser that, as of May 26, 1999, there were 3,468,202 Shares issued and outstanding, and 1,249,450 Shares reserved for issuance upon the exercise of outstanding options and warrants.

     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 3. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Tuesday, June 29, 1999, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     If the conditions of the Offer are not satisfied or waived prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (2) to waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, to waive the Minimum Condition, to accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn,
(3) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, to retain the Shares that have been tendered for the period or periods for which the Offer is extended or (4) to amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and the right of a tendering stockholder to withdraw such stockholder's Shares in accordance with the procedures set forth in Section 3.

     In the Merger Agreement, the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (1) if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived (provided, each individual extension will not exceed five (5) business days after the previously scheduled Expiration Date),
(2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof and (3) on up to two occasions in each case for a period of not more than five (5) business days beyond the latest Expiration Date if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) add to or modify the conditions set forth in Section 14, including the Minimum Condition, (4) except as provided in the previous paragraph, extend the Offer, (5) change the form of the consideration payable in the Offer or (6) amend or alter any term of the Offer in a manner materially adverse to the Company's stockholders; provided, however, that nothing contained in the Merger Agreement will prohibit the Purchaser, in its sole discretion without the consent of the Company, from waiving satisfaction of any condition of the Offer other than the Minimum Condition.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the

Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. For purposes of determining the Minimum Condition, the term 'fully diluted basis' excludes the following: (a) all outstanding stock options issued pursuant to the Company's 1992 Stock Plan that are irrevocably terminated, consistent with Section 7.4(a)(A)(i) or (B) of the Merger Agreement, effective as of the time that the Purchaser accepts for payment, and pays for, all Shares tendered and not withdrawn pursuant to the Offer; (b) all outstanding options issued pursuant to the Company's 1993 Non-Employee Director Stock Option Plan that are irrevocably terminated by the holders of those options, effective as of the time that the Purchaser accepts for payment, and pays for, all Shares tendered, and not withdrawn pursuant to the Offer; and (c) a certain warrant to purchase 125,000 shares of Common Stock held by Third Wave Technologies, Inc.; provided that such warrant is irrevocably terminated by the holder thereof, effective as of the time that the Purchaser accepts for payment, and pays for, all Shares tendered and not withdrawn pursuant to the Offer. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all of such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book entry transfer set forth below (and a Book-Entry Confirmation (as hereinafter defined) received by the Depositary), in each case, on or prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer) and any other required documents, must, in any case, be transmitted to, and received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry

Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. DELIVERY OF THE LETTER OF TRANSMITTAL AND ACCOMPANYING SHARES WILL BE DEEMED EFFECTIVE, AND RISK OF LOSS WITH RESPECT TO SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) WILL PASS, ONLY WHEN SUCH LETTER OF TRANSMITTAL AND ACCOMPANYING CERTIFICATE(S) ARE OFFICIALLY RECEIVED BY THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (2) such Shares are tendered for the account of a firm that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other 'eligible guarantor institution,' as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an 'Eligible Institution'). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the Nasdaq Stock Market is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for Shares (or a Book-Entry Confirmation with respect to such Shares), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCE WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 2, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid 'backup withholding' of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must (1) provide the Depositary with such stockholder's correct taxpayer identification number ('TIN') on a Substitute Form W-9 and (2) certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ('IRS') may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter or Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn on or at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn on or after August 2, 1999 (or such other date as may apply if the Offer is extended).

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution, must also be furnished to the Depositary as aforesaid. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     Any questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Shares withdrawn will be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 at any time on or prior to the Expiration Date.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn (in accordance with the procedures set forth in Section 3), promptly after the Expiration Date. The Purchaser expressly reserves the right to delay acceptance for payment of, or, subject to Rule 14e-l(c) promulgated under the Exchange Act, payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 14 and 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or a Book-Entry Confirmation) pursuant to the procedures set forth in Section 2, (2) a Letter of Transmittal (or a facsimile copy thereof), properly completed and duly executed, or an 'Agent's Message,' and (3) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to the Purchaser on or prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making such payment. If the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, subject to Rule 14e-1(c) promulgated under the Exchange Act, retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as set forth in
Section 3. The Purchaser will pay any transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 to the Letter of Transmittal, as well as charges and expenses of the Dealer Manager, the Depositary and the Information Agent.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted which represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned (or, in the case of Shares delivered by book-entry transfer within the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained within the Book Entry Transfer Facility) without expense to the tendering stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer. Certificates representing Shares cancelled in the Merger will not be returned.

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to stockholders pursuant to the Offer, such increased consideration shall be paid to all stockholders whose Shares are purchased pursuant to the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, with the consent of the Company, its right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will not prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States Federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the 'Code'), judicial and administrative decisions thereunder, existing temporary and proposed regulations and Internal Revenue Service rulings and other pronouncements.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL ASPECTS OF INCOME TAXATION THAT MAY BE RELEVANT TO STOCKHOLDERS. FOR EXAMPLE, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES UNDER ANY APPLICABLE FOREIGN, STATE, LOCAL OR OTHER TAX LAWS. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT OF CASH FOR SHARES PURSUANT TO THE OFFER OR THE MERGER TO PARTICULAR CATEGORIES OF TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER UNITED STATES FEDERAL INCOME TAX LAWS, SUCH AS TRUSTS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, TAX-EXEMPT ORGANIZATIONS, LIFE INSURANCE COMPANIES, EMPLOYEES WHO ACQUIRED THEIR SHARES THROUGH THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS TO ACQUIRE SHARES. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE RECEIPT OF CASH FOR SHARES PURSUANT TO THE OFFER OR THE MERGER, INCLUDING THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder's adjusted tax basis in the Shares. For

Federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder, and long-term capital gain or loss if the stockholder has held such Shares for more than one year, measured as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the Effective Time of the Merger, as the case may be.

     Under current law, capital gains recognized by individuals on capital assets held for more than one year ('long-term capital gains') will be taxable at a maximum rate of 20%.

     Capital losses are generally deductible only to the extent of capital gains plus, in the case of noncorporate taxpayers, up to $3,000 of ordinary income. Capital losses that do not offset capital gains or ordinary income as described above may be carried forward to offset capital gains or up to $3,000 of ordinary income per year in future years.

6. PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are traded on the Nasdaq SmallCap Market and quoted under the symbol 'ENDG' and on the Boston Stock Exchange under the symbol 'EDG.' For the period from June 1, 1997 the table below sets forth, the high and low sale prices per Share, as reported by the Nasdaq SmallCap Market. The prices set forth below are as reported in published financial sources and do not include retail markups, markdowns or commissions.

                                                                                   HIGH               LOW

                          YEAR ENDED MAY 31, 1998
First Quarter..............................................................    4 5/8             3 1/8
Second Quarter.............................................................    6                 3 3/8
Third Quarter..............................................................    4 1/4             3 1/2
Fourth Quarter.............................................................    4 11/16           3 11/16

                          YEAR ENDED MAY 31, 1999
First Quarter..............................................................    4                 2 3/4
Second Quarter.............................................................    3 5/8             2 1/4
Third Quarter..............................................................    4 3/4             3 1/32
Fourth Quarter.............................................................    3 9/16            2

                         YEAR ENDING MAY 31, 2000
First Quarter (through June 1, 1999).......................................                3 9/16

     On May 26, 1999, the last full trading day prior to the date of the announcement of the Offer, the last sale price per Share as reported on the Nasdaq SmallCap Market was $2.875. On June 1, 1999, the last trading day prior to the date of this Offer to Purchase, the last sale price per Share as reported on the Nasdaq SmallCap Market was $3.5625. Stockholders are urged to obtain current market quotations for the Shares.

     The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of any of its capital stock. See Section 12.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ AND BOSTON STOCK EXCHANGE QUOTATIONS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the 'NASD') for continued inclusion in the Nasdaq SmallCap Market. Continued inclusion on Nasdaq generally requires (i) either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at

$1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 shareholders of Common Stock. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq 'additional list' or in one of the 'local lists,' but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be 'qualified' for Nasdaq reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of May 26, 1999, there were approximately 356 holders of record of Shares and 3,468,202 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq SmallCap Market or The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for quotation through Nasdaq and the Shares are no longer included in The Nasdaq SmallCap Market, it is possible that, prior to the Effective Time, the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Similarly, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Boston Stock Exchange for continued listing on the Boston Stock Exchange. Continued listing on the Boston Stock Exchange generally requires that companies have (i) at least $1,000,000 in total assets, (ii) at least 150,000 shares in the public float valued at $500,000 or more, (iii) at least 250 beneficial holders of Common Stock, and (iv) stockholders equity of at least $500,000.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM THE NASDAQ SMALLCAP MARKET AND THE BOSTON STOCK EXCHANGE AND TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND/OR TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

     The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities.'

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Massachusetts corporation with its principal executive offices located at 30 Commerce Way, Woburn, Massachusetts 01801 and its telephone number is (781) 937-0890. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Parent nor the Purchaser has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Purchaser, Parent, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for the failure to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

     The Company is a supplier of specialty reagents, immuno-assay test kits and molecular research products to customers involved in biomedical research, the biotechnology industry and pharmaceutical drug discovery. The Company uses monoclonal antibody and recombinant DNA technology to develop and manufacture products in the field of cytokines, chemokines and related immune system factors, the chemical messengers which convey signals within the immune system.

     Set forth below is certain selected consolidated financial information excerpted from the information contained or incorporated by reference in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998 (the 'Company 10-K') and the Company's Quarterly Report on Form 10-QSB for the quarter ended February 28, 1999 (the 'Company 10-Q'). More comprehensive financial information is included or incorporated by reference in the Company 10-K and the Company 10-Q, and the reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined at, and copies obtained from, the offices of the Commission in the manner set forth below.

                                 ENDOGEN, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                         FOR THE NINE MONTHS ENDED        FOR THE FISCAL YEAR ENDED
                                                                FEBRUARY 28,                       MAY 31,
                                                        ----------------------------    -----------------------------
                                                            1998            1999            1997             1998
                                                        ------------    ------------    -------------    ------------
                                                                (UNAUDITED)

INCOME STATEMENT DATA
Revenue..............................................    $7,402,215      $7,469,232      $ 9,589,301     $ 10,033,451
Income (loss) from operations........................    $  438,118      $ (458,524)     $   737,107     $    509,166
Net income (loss)....................................    $  286,467      $ (461,511)     $   975,595     $    457,654
Basic earnings (loss) per share......................    $     0.08      $    (0.13)     $      0.32     $       0.13
Diluted earnings (loss) per share....................    $     0.08      $    (0.13)     $      0.29     $       0.13
Weighted average shares outstanding (basic)..........     3,429,452       3,452,980        3,095,262        3,432,590
Weighted average shares outstanding (diluted)........     3,634,221       3,452,980        3,394,662        3,626,311

                                                              FEBRUARY 28,       MAY 31,
                                                                  1999            1998
                                                              ------------     ----------
                                                              (UNAUDITED)

BALANCE SHEET DATA
Working capital......................................          $3,590,443      $3,695,610
Total current assets.................................          $5,030,477      $4,991,689
Total assets.........................................          $7,563,273      $7,920,321
Term notes payable and capital lease obligations.....          $   85,287      $  202,919
Total stockholders' equity...........................          $6,037,952      $6,421,323

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information relating to its business, financial condition and other matters with the Commission. Certain information as of particular dates concerning the Company's directors and officers, their compensation, Company Stock Options (as defined below) granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission, including the Company. Such information should also be on file at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006 and the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

9. CERTAIN INFORMATION CONCERNING PERSTORP, THE PURCHASER AND PARENT

     Perstorp is a Swedish corporation engaged in the chemicals and materials technology industry. Perstorp's shares are publicly traded and listed on the Stockholm and London stock exchanges.

     Parent is a Swedish corporation engaged in the biotechnology and medical technology industries. Parent was formerly operated as Perstorp's life science division. All of the outstanding shares of capital stock of Parent are owned by Perstorp. On April 24, 1999, at Perstorp's Annual General Meeting, the shareholders of Perstorp voted to approve the board of directors' proposal that all of the outstanding shares of capital stock of Parent will be spun off to Perstorp's shareholders in late 1999.

     The Purchaser is a Massachusetts corporation formed solely for the purpose of consummating the Offer and the Merger and carrying out related transactions. Parent owns all of the outstanding shares of capital stock of the Purchaser. It is not anticipated that the Purchaser will have any significant assets or liabilities other than those arising under the Merger Agreement or in connection with the Offer and the Merger, or engage in any activities other than those incident to its formation and capitalization, the Offer and the Merger and accordingly, no meaningful financial information regarding the Purchaser is available. The address of the principal place of business of the Purchaser is 3747 North Meridian Road, Rockford, Illinois 61101 and its telephone number is
(815) 968-0747. The address of the principal place of business of Parent and Perstorp is SE-284 80, Perstorp, Sweden and the telephone number is 011-46-435-380-00.

     Except as described in the discussion of the Merger Agreement and the Stockholder Agreement in Section 12, none of the entities referred to above in this Section 9 or any of their respective subsidiaries or, to the best of their knowledge, any of the persons listed on Schedule I beneficially owns or has the right to acquire any Shares, and none of such persons or entities has effected any transactions in the Shares during the past 60 days. For certain information concerning Perstorp, the Purchaser and Parent, see Schedule I hereto.

     Except as described in this Offer to Purchase, none of the entities referred to above in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to the securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option agreements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of the entities referred to above in this Section 9 or, to the best of their knowledge, any of the persons listed on
Schedule I, has had, since January 1, 1995, any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules of the Commission. Except as described in this Offer to Purchase, since such date, there have been no contacts, negotiations or transactions between any of the entities referred to in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the entities or persons referred to above in this Section 9 or, to the best of their knowledge, any of the persons listed on Schedule I, has had any relationship with the Company prior to the commencement of discussions that led to the execution of the Merger Agreement. Each of the entities referred to in this Section disclaims that it is an 'affiliate' of the Company within the meaning of Rule 13e-3 under the Exchange Act.

     For certain information concerning the directors and executive officers of the Purchaser, Parent and Perstorp, see Schedule I to this Offer to Purchase.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     In January 1999, representatives of AH&H, the Company's financial advisor, contacted the senior management of Pierce Chemical Company ('Pierce'), an affiliate of the Purchaser and a wholly-owned subsidiary of the Parent, to inquire as to Pierce's interest in pursuing a transaction with the Company. Following this contact, Pierce initiated a review of certain publicly available information concerning the Company and contacted representatives of AH&H to advise them that Pierce would be interested in reviewing non-public information about the Company and meeting with members of the Company's senior management. On January 11, 1999, Pierce entered into a confidentiality agreement (the 'Confidentiality Agreement') with the Company.

     On February 16, 1999, representatives of Pierce met with certain members of the Company's senior management regarding the business, strategies and prospects of the Company.

     On March 23, 1999, representatives of Pierce and its financial advisor Vector Securities International, Inc. ('Vector'), met with representatives of the Company and AH&H and conducted a preliminary review of certain non-public information. From March 23, 1999 through April 29, 1999, Pierce, Pierce's advisors, the Company's senior management and the Company's advisors engaged in various discussions regarding the business, strategies and prospects of the Company and the possible terms of a potential transaction.

     On April 19, 1999, Vector, on behalf of Parent, submitted a non-binding letter of interest to acquire all of the Shares for $3.00 per share in cash, subject to, among other things, Parent completing a due diligence review of the Company and the execution of a definitive agreement.

     During the weeks of April 19 and April 26, 1999, AH&H, on behalf of the Company, led negotiations with Parent.

     On April 28, 1999, Vector, on behalf of Parent, submitted a revised non-binding letter of interest to acquire all the Shares for $3.75 per Share in cash.

     On May 3, 1999, Pierce and its representatives continued their review of the Company. On May 7, 1999 the Company's counsel received an initial draft of the proposed Merger Agreement and the proposed Stockholder Agreement.
During the week of May 10, 1999 the Company's counsel and Parent's counsel discussed a number of issues presented by the draft Merger Agreement and draft Stockholder Agreement. Concurrently, management of Parent and the Company began discussions of the continued employment of certain employees of the Company.

      During these discussions, Parent insisted that the Company enter into an exclusivity agreement before it would continue negotiations. The Exclusivity Agreement was executed on May 12, 1999 and subsequently expired on May 22, 1999.

     During the week of May 17, 1999, AH&H and the Company's counsel, in consultation with senior management and the Board of Directors, continued to negotiate with Parent's counsel the terms and conditions of the proposed Merger Agreement, including price, termination fee, representations and warranties, covenants, termination provisions and conditions to the Offer. During this period, Company counsel, in consultation with management and the Board of Directors, also reviewed and continued to negotiate with Parent's counsel the various terms of the Stock-holder Agreement.

     On May 24, 1999, Mr. Dempsey and several other employees of the Company received draft employment agreements from Parent (the 'Employment Agreements'), which Parent required to be entered into as a condition to entering into the Merger Agreement. These employees of the Company retained counsel separate from the Company's counsel to negotiate the Employment Agreements, and between May 24 and May 27, 1999, counsel to Parent and these employees, along with management of Parent and these employees, negotiated the terms of the Employment Agreements.

     Counsel for the Company and Parent continued the final negotiation of the transaction documents. The Merger Agreement, the Stockholder Agreement and the Employment Agreements were executed and a joint press release was issued by the parties announcing the Merger Agreement on the morning of May 27, 1999.

11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; APPRAISAL RIGHTS

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The MBCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the 'short-form' merger procedure described below is not available. Under the MBCL, the affirmative vote of holders of two-thirds of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement tendered by the Selling Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the MBCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation (as defined below) substantially as they are currently being conducted. Parent intends to operate the Company as a wholly owned subsidiary. Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals that relate to or would result in any material change in the Company's capitalization or dividend policy or the composition of the Company's Board or management. Parent and its affiliates regularly consider, and engage in discussions concerning, potential investments in businesses, including businesses that may be competitive with or complementary to the business of the Company. There are currently no agreements with respect to an investment in any such business. However, Parent may consider a merger, consolidation or other extraordinary transaction involving the Company in connection with any such investment.

     Parent will evaluate the business, operations, capitalization and management of the Company during the pendency of the Offer and after consummation of the Offer, and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's financial performance.

     The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate such number of the directors on the Board such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will control a majority of such directors, and the Company and its Board shall, at such time, take all such action needed to cause the Purchaser's designees to be appointed to the Company's Board. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Annex A to the Schedule 14D-9. Parent's current intentions are to designate
Mats Fischier, a director of Parent, and the persons set forth in Schedule I as directors of the Purchaser to serve on the Company's Board following consummation of the Offer. In addition, following consummation of the Offer, all of the current members of the Board will resign other than Owen A. Dempsey. Parent's current intentions are that, immediately after the Effective Time, the members of the Company Board immediately prior to the Effective Time, other than Charles Granneman, will serve as directors of the Surviving Corporation, and the initial officers of the Company will be the current officers of the Company and such other persons as are designated by Parent.

     The Company has entered into the Employment Agreements, pursuant to which certain employees will continue to serve in their current positions with the Company after consummation of the Merger. See Section 12 'Employment Agreements.'

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Sections 85 through 98, inclusive, of the MBCL to dissent in writing and demand appraisal of, and to receive payment in cash of the 'fair value' (as such term is used in the MBCL) of, their Shares. According to the provisions of Sections 85 through 98 of the MBCL, the Parent and the dissenting holders of Shares may attempt to agree upon the fair market value of their Shares. If the Parent and the dissenting holders of the Shares fail to agree, and if the statutory procedures were complied with, the dissenting holders of Shares could demand such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price, the Merger Consideration or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Sections 85 through 98, inclusive, of the MBCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the MBCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the MBCL and is qualified in its entirety by the full text of Sections 85 through 98, inclusive of the MBCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 85 THROUGH 98, INCLUSIVE, OF THE MBCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

12. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT; EMPLOYMENT AGREEMENTS AND CONFIDENTIALITY AGREEMENT

THE MERGER AGREEMENT

     The Merger Agreement provides that following the satisfaction of the conditions described below under 'Conditions to the Merger,' the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares then owned by the Company, Parent, or any direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who dissent from the Merger and comply with all of the provisions of the MBCL concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the price per Share paid in the Offer.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14. The Merger Agreement provides that the Purchaser may extend the Offer by giving oral or written notice of such extension to the Depositary, without the consent of the Company, only (1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived (each individual extension not to exceed five (5) business days after the previously scheduled Expiration Date), (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (3) on up to two occasions in each case for period of not more than five (5) business days beyond the latest Expiration Date if on such Expiration Date there shall have been tendered more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares. In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company and after giving oral or written notice of such extension to the Depositary,
(1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) add to or modify the conditions set forth in Section 14, including the Minimum Condition, (4) except as provided above, extend the Offer if all of the conditions set forth in Section 14 are satisfied or waived, (5) change the form of the consideration payable in the Offer or (6) amend or alter any term of the Offer in any manner materially adverse to the Company's stockholders; provided, however, that nothing contained in the Merger Agreement will prohibit the Purchaser, in its sole discretion without the consent of the Company, from waiving satisfaction of any condition of the Offer other than the Minimum Condition.

     Pursuant to the Merger Agreement, the Company has granted the Purchaser the Purchaser Stock Option, which is an irrevocable option to purchase the Option Shares, which constitute up to 690,172 shares of Company Common Stock representing approximately 19.9% of the Company's outstanding Common Stock at a price per share equal to the Offer Price payable in cash. The Purchaser Stock Option may be exercised, in whole or in part, at any time and from time to time after the date on which the Purchaser has accepted for payment the Shares tendered pursuant to the Offer and subject to satisfaction of the Minimum Condition if, but only if, Parent and Purchaser agree to permanently waive the Offer Conditions set forth in the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation (the 'Surviving Corporation'). As a result of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares then owned by the Company, Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or by stockholders of the Company, if any, who dissent from the Merger and comply with all the provisions of the MBCL concerning the right, if applicable, of holders of Shares to seek appraisal of their Shares) will be converted into the right to receive the Merger Consideration. As a result of the Merger each issued and outstanding share of capital stock of Purchaser will be automatically converted into one share of the common stock of the Surviving Corporation.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of the Merger Agreement by the stockholders of the Company, (1) by mutual written consent of the Company and Parent, (2) by either the Company or Parent if (a)(i) as a result of any of the conditions to the Offer not being satisfied, the Offer shall have been terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer (including the Minimum Condition) or (ii) the Purchaser shall not have accepted for payment any Shares pursuant to and subject to the conditions to the Offer by July 31, 1999; provided, however, that the right to terminate the Merger Agreement pursuant to clause (2)(a) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement proximately contributed to the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party or
(b) if any Federal, state or local government or any court, tribunal, administrative agency or commission or other regulatory authority or agency, domestic, foreign or supranational (a 'Governmental Entity'), shall have issued any order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable, (3) by Parent or the Purchaser prior to the Purchaser's obligation to accept Shares for payment pursuant to the Offer, in the event of a material breach (as defined in the Merger Agreement) by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which would or reasonably would be expected to give rise to the failure of a condition set forth in Section 14, (4) by Parent or the Company if, prior to the obligation of the Purchaser to accept Shares for payment pursuant to the Offer, the Company (i) amends the Schedule 14D-9 or takes other action to modify its recommendation that the Offer and the Merger are fair to and in the best interest of the Company and its stockholders and its recommendation that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and approve and adopt the Merger and the Merger Agreement or (ii) enters into an acquisition agreement for an Alternative Transaction (as defined below) that constitutes a Superior Proposal (as defined below) and (5) by the Company if Parent or the Purchaser shall have (a) failed to commence the Offer within five business days of the date of the Merger Agreement, (b) failed to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (c) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform in respect of clause (c) is incapable of being cured or has not been cured within 30 days after the giving of written notice to Parent or the Purchaser, as applicable, except in any case under clause (c), such breaches and failures which would not prevent the consummation of the Offer or the Merger subject to the terms and conditions of the Merger Agreement.

     Alternative Transactions. The Merger Agreement provides that the Company and its subsidiaries shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (1) solicit, initiate or furnish any information in response to any inquiries or the making of any proposal that may lead to an Alternative Transaction or (2) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to and subject to the conditions (including the Minimum Condition) of the Offer, the Board determines in good faith, after consultation with its outside counsel, that action is required by reason of the Board's fiduciary duties under applicable law, the Company may (subject to compliance with the notification provisions discussed below), in response to an unsolicited Third Party Proposal, (a) furnish information with respect to the Company to any person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of the Company's interest as is the Confidentiality Agreement and (b) participate in negotiations regarding such Alternative Transaction.

     The Merger Agreement defines 'Third Party Proposal' as a bona fide proposal from a third party, which proposal did not result from a breach of the restrictions described above relating to a Third Party Proposal and which third party the Board determines in good faith and upon the advice of AH&H or another financial advisor of nationally recognized reputation to be reasonably capable of completing a Superior Proposal. The Merger Agreement defines 'Alternative Transaction' as any direct or indirect acquisition or purchase of assets of the Company and its subsidiaries outside the ordinary course of business or outstanding equity securities of the Company or any subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction that would result in the acquisition of the Company or any subsidiary, other than the transactions contemplated by the Merger Agreement and other than the acquisition of Shares pursuant to the exercise of Company Stock Options or Warrants which are issued and outstanding as of the date of the Merger Agreement.

     The Merger Agreement provides further that unless the Board shall have terminated the Merger Agreement as described below, neither the Board nor any committee thereof will (1) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board or such committee of the Offer, the Merger Agreement or the Merger, (2) approve or recommend, or propose to approve or recommend, any Alternative Transaction or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an 'Acquisition

Agreement') with respect to any Alternative Transaction, unless in connection with the taking of any action described in clause (1), (2) or (3) the Board shall have previously terminated the Merger Agreement in connection with a Superior Proposal (as set forth above in clause (4) of the section entitled 'Termination of the Merger Agreement'). Notwithstanding the preceding sentence, if the Company's Board determines in its good faith judgment, after taking into consideration the advice of its outside legal counsel, that it is required by reason of their fiduciary duties under applicable law, the Company's Board of Directors may: (A) withdraw its recommendation of the Offer or the Merger and the other transactions contemplated thereby, or (B) approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal; provided, however, that the Company concurrently terminates this Agreement and pays the Parent a termination fee, including Expenses (as defined below), in the amount of one million dollars ($1,000,000).

     The Merger Agreement defines a 'Superior Proposal' to be any Third Party Proposal to acquire, directly or indirectly, all of the Shares or all or substantially all of the assets of the Company; provided that (a) the Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation) that such Third Party Proposal is on terms that are more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (taking into account all relevant factors, including the amount and form of consideration to be received in respect of the Shares, the relative value of any non-cash consideration and the timing and certainty of closing), and (b) the Board determines in its good faith judgment (after consultation with outside counsel) that the failure to recommend or accept such Third Party Proposal would be required in order for its members to comply with their fiduciary duties under applicable law.

     In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company as promptly as reasonably practicable shall advise Parent orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction and the material terms and conditions of such request, proposal or inquiry. The Company is further required under the terms of the Merger Agreement, to the extent reasonably practicable and not in violation of the Board's fiduciary duties under applicable law, after consultation with its outside counsel, to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry. The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders with respect to any Third Party Proposal if (1) in the good faith judgment of the Board, after consultation with its outside counsel, such disclosure is required by reason of the Board's fiduciary duties under applicable law and (2) the Company shall have provided Parent and the Purchaser with reasonable advance notice of its position and proposed disclosure under the circumstances; provided, however, that neither the Company nor its Board nor any committee thereof is permitted, except as permitted by the Merger Agreement, to withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, an Alternative Transaction.

     Fees and Expenses. The Merger Agreement provides that in the event that the Merger Agreement is terminated (1) by Parent or Purchaser pursuant to clause (3) under the section above entitled 'Termination of the Merger Agreement,' (2) by Parent pursuant to and in accordance with clause (2)(a)(i) under the section above entitled 'Termination of the Merger Agreement' if such termination results from the failure of the conditions described in clauses (c), (f) or (h) of
Section 14 entitled 'Certain Conditions of the Offer' as a result of any breach by the Company of any covenant or agreement or any representation or warranty made by the Company in the Merger Agreement or (3) pursuant to clause (4) under the section above entitled 'Termination of the Merger Agreement,' the Company shall promptly pay to Parent a termination fee, including all Expenses, in the amount of one million dollars ($1,000,000). The Merger Agreement defines 'Expenses' as all out-of-pocket expenses incurred by the Purchaser and Parent in connection with the Merger Agreement, the Stockholder Agreement and the transactions contemplated thereby.

     Conduct of Business by the Company. The Merger Agreement provides that during the term of the Merger Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course and use its best efforts to preserve intact its current business organization, keep available the services of its current officers and employees as appropriate and preserve its relationships with customers, suppliers, licensors, licensees and others having business dealings with it.
The Merger Agreement further provides that, except as otherwise expressly contemplated by the Merger Agreement or approved by Parent in writing (which approval shall not be unreasonably withheld or delayed), the Company shall not and shall cause its subsidiaries not to (1) (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options or warrants to purchase Shares outstanding on the date of the Merger Agreement in accordance with their present terms); (3) amend its articles of organization or by-laws;
(4) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets except for the purchase of assets for an amount which does not exceed, individually or in the aggregate, $100,000; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales of immaterial assets; (6) (A) except for certain existing indebtedness and certain short-term borrowings incurred in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person; (7) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $75,000 or, in the aggregate, are in excess of $250,000; (8) except as required by law or as consistent with past practice, make any tax election or settle or compromise any income tax liability or take any action or position inconsistent with the past tax or accounting practices of the Company; (9) with certain exceptions, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in any report of the Company filed with the Commission and publicly available prior to the date of the Merger Agreement or incurred thereafter in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreement to which the Company or any subsidiary is a party, (10) except in the ordinary course of business, modify, amend or terminate any material contract, agreement, arrangement or other instrument (including any amendments thereto) to which the Company or any of its subsidiaries is a party or waive, release or assign any rights or claims; (11) enter into any contracts, agreements, arrangements or instruments (including any amendments thereto) relating to the distribution, sale or marketing by third parties of the Company's or its subsidiaries' products or services or enter into any such arrangement with any supplier of the Company unless terminable upon no more than thirty (30) days notice; (12) except as required to comply with applicable law and subject to exceptions for the Employment Agreements, (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee,
(B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses, in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any benefit plan other than bonuses in the ordinary course of business consistent with past practice, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

     Pursuant to the Merger Agreement, the Company shall not take any action or omit to take any action, the taking or omission of which could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement becoming untrue or inaccurate in any material respect or
(2) any of the conditions to the Offer or to the Merger not being satisfied (subject to exceptions specifically permitted by the Merger Agreement).

     Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board or any committee administering the Stock Option Plans) shall (including by adopting resolutions or taking any other actions) take action so as to allow that each outstanding option to purchase Shares (a 'Company Stock Option') granted under any stock option, stock appreciation rights or stock purchase plan, or other right, program, arrangement or agreement of the Company (collectively, the 'Stock Option Plans') and each outstanding warrant to purchase Shares (a 'Warrant') in each case outstanding immediately prior to the date of the Merger
Agreement: (A) to the extent then exercisable, either (1) to be cancelled immediately after consummation of the Offer in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (y) the excess, if any, of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option or Warrant (the 'Net Amount') or (2) to be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, however, that no such cash payment has been made or (B) to the extent not then exercisable, to be canceled immediately after consummation of the Offer. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Parent.

     The Merger Agreement provides further that subject to the provisions set forth above, all Stock Option Plans and the Employee Stock Purchase Plan shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Merger Agreement provides that the Company shall ensure that following the Effective Time, no holder of a Company Stock Option or Warrant nor any participant in any Stock Option Plan or the Employee Stock Purchase Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and that the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of any remaining Company Stock Option or Warrant nor any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation. The Merger Agreement also provides that the Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of the immediately preceding paragraph.

     Indemnification and Exculpation. Parent has agreed in the Merger Agreement that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its articles of organization, its by-laws and certain indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

     Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of certain conditions, including the following: (1) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of the Company's stockholders by the requisite vote in accordance with applicable law and the Company's articles of organization and (2) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the Company, the Purchaser and Parent has used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

     Reasonable Efforts. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

STOCKHOLDER AGREEMENT

     The Stockholder Agreement provides that each Selling Stockholder will tender in the Offer, and the Purchaser will purchase, all Shares beneficially owned by such Selling Stockholder (the 'Subject Shares'), at a price per Share equal to the Offer Price. Such obligations regarding the Subject Shares are subject to the prior satisfaction or waiver of (1) the Purchaser having accepted Shares for payment under the terms of the Offer, (2) the Minimum Condition having been satisfied, (3) all regulatory approvals required by any applicable law, rule or regulation having been obtained and being final, and (4) there shall exist no preliminary or permanent injunction, or any other order by any court of competent jurisdiction, restricting, preventing or prohibiting either the purchase or the delivery of Subject Shares.

     Each of the Selling Stockholders has agreed, until the Merger Agreement has terminated, among other things, not to: (1) sell, transfer, give, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares owned by such Selling Stockholder other than pursuant to the terms of the Offer or the Merger or (2) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any takeover proposal.

     Each of the Selling Stockholders has also agreed until the Stockholder Agreement has terminated (and the Stockholder Agreement includes an irrevocable proxy provision for the benefit of the Purchaser with respect to the Shares subject to the Stockholder Agreement owned by each Selling Stockholder), (1) to vote the Subject Shares at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (2) to vote such Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Selling Stockholder's vote, consent or other approval is sought, against (x) any Alternative Transaction, (y) any amendment of the Company's articles of organization or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of the Company's common stock or (z) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement.

EMPLOYMENT AGREEMENTS

     The Purchaser has entered into employment agreements with certain employees of the Company including Owen A. Dempsey, the President of the Company and Christine A. Burns, the Vice President of Product Development and Technology (the 'Employment Agreements'), pursuant to which such persons will serve the Company after consummation of the Offer. The Employment Agreements were executed as of May 27, 1999 and are not effective until the date that the Purchaser accepts for payment the Shares as specified in Section 4 of this Offer to Purchase. The initial term of each of the Employment Agreements is 2 years.

     Under the Employment Agreements, Mr. Dempsey will receive a base salary of $160,000 per year and Ms. Burns will receive a base salary of $144,000 per year. The Purchaser has agreed to provide each of Mr. Dempsey and Ms. Burns with a yearly bonus pursuant to a bonus plan to be agreed upon by the Purchaser and each of them within 90 days after the Employment Agreements become effective. Under such bonus plans, Mr. Dempsey will be entitled to earn up to an additional $60,000 per year and Ms. Burns will be entitled to earn up to an additional $36,000 per year. In addition, the Purchaser has agreed to provide a yearly vehicle allowance to Mr. Dempsey equivalent in value to $10,000 and to Ms. Burns equivalent in value to $6,000.

     Under the Employment Agreements, each of Mr. Dempsey and Ms. Burns and the Purchaser have the right to terminate the agreement upon providing notice of such party's intention not to renew the agreement at least 90 days prior to the expiration of the agreement's initial term. The Purchaser may terminate the Employment Agreements at any time for cause. The Purchaser and each of Mr. Dempsey and Ms. Burns have the right to terminate their Employment Agreements without cause upon at least 6 months' notice. In addition, each of Mr. Dempsey and Ms. Burns has the right to terminate his or her employment for good reason, (such as a reduction in salary, a relocation of more than 50 miles away from the Employee's current place of employment, or any significant adverse change in the nature of the Employee's duties or responsibilities), upon at least 30 days' notice to the Purchaser.

     If the Purchaser terminates the employment of Mr. Dempsey or Ms. Burns by choosing not to renew their agreements after the initial term or by terminating their employment without cause, Mr. Dempsey and Ms. Burns are entitled to continue to receive their salary for 12 months after their employment is terminated. If Mr. Dempsey terminates his employment for good reason, he is entitled to continue to receive his salary for 6 months after his employment is terminated. If Ms. Burns terminates her employment for good reason, she remains entitled to continue to receive her salary for 12 months after her employment is terminated.

CONFIDENTIALITY AGREEMENT

     Pierce Chemical Company, an affiliate of Purchaser and Parent, and the Company have executed the Confidentiality Agreement, dated January 11, 1999, pursuant to which Pierce Chemical Company agreed to protect and treat as confidential certain information provided to it by or on behalf of the Company. Pierce Chemical Company agreed to return to the Company all but 1 copy of any confidential information provided to it and agreed that for a period of 2 years after termination of the Confidentiality Agreement, it would not use or disclose such confidential information as long as such information remains confidential.

     Each of the Merger Agreement, the Stockholder Agreement and the Employment Agreements contains other terms and conditions. The foregoing description of certain terms and provisions of such agreements and documents is qualified in its entirety by reference to the text of such agreements, which are filed as exhibits to the Purchaser's Schedule 14D-1 and are incorporated herein by reference.

13. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to purchase all of the outstanding Shares and to purchase and cancel all of the Company Stock Options and Warrants pursuant to the Offer and the Merger and to pay related fees and expenses, is expected to be approximately $15.5 million. Consummation of the Offer is not conditioned on the obtaining of financing.

     In order to fund the Offer, the Merger and the related fees and expenses, the Purchaser will obtain approximately $15.5 million of equity financing from Parent, which will obtain such funds pursuant to financing from the working capital of Perstorp.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and except as otherwise provided in the Merger Agreement or under applicable law, may terminate the Offer if, at any time on or after the date hereof and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing as of any Expiration Date (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be instituted or pending by any person or Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company, (ii) seeking to compel the Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, as a result of the Offer, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the assets, properties, business or operations of the Company and its subsidiaries taken as a whole.

          (b) there shall be any statute, rule, regulation, judgment, order, injunction or other restraint enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; provided, however, that each of Parent and the Purchaser shall have used reasonable efforts to prevent the entry of any such injunction or other court order and to appeal as promptly as possible any injunction or other court order that may be entered;

          (c) there shall have occurred and continue to exist as of any Expiration Date any change or event that, individually or in the aggregate with any other change or event, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or any occurrence that with notice or lapse of time or both could reasonably be expected to result in any such change or event;

          (d) there shall have occurred and continue to exist as of any Expiration Date (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or other event materially adversely affecting the extension of credit by lending institutions, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which has and continues to materially adversely affect the trading of securities on the NYSE involving the United States or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct at the date hereof and at the scheduled or extended Expiration Date as though made on or as of such date (except for representations and warranties made as of a specified date) but only if the respects in which the representations and warranties made by the Company are inaccurate would in the aggregate have a material adverse effect and if such breaches of representations or warranties have not been cured within five (5) business days of written notice to Company by Parent or Purchaser; provided, however that in no event shall Parent be obligated to extend the Offer for more than one five (5) business day extension or beyond July 1, 1999 in order to permit Company to cure any such breach. For purposes of this offer condition, 'material adverse effect' shall mean that claims, demands, liabilities and losses arising out of such inaccuracy will actually or may reasonably be expected to result in Losses suffered or incurred by the Company, the Parent or the Purchaser, when taken as a whole, in excess of $300,000.

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and such failure has a material adverse effect;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) the Company's total stockholders equity as of May 31, 1999 shall not be at least Five Million Five Hundred Thousand Dollars ($5,500,000) as determined in accordance with Company's past practice consistently applied;

which in the reasonable judgment of Parent, in any such case, makes it inadvisable to proceed with the Offer or acceptance for payment or payment for the Shares.

     The foregoing conditions in (a) through (h) above other than conditions
(b) and (g) are for the sole benefit of the Purchaser and Parent and, subject to the terms of the Merger Agreement, may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, except as otherwise provided in the Merger Agreement.

15. CERTAIN LEGAL MATTERS

STATE TAKEOVER LAWS

     The Company conducts business in a number of states throughout the United States, several of which have adopted laws and regulations purporting, to various degrees, to apply to offers to acquire securities of entities which are organized or have substantial assets, securityholders, employees, a principal executive office and/or a principal place of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

MASSACHUSETTS ANTI-TAKEOVER LAW

     Control Share Acquisitions. The Company's By-laws include a provision that Chapter 110D of the Massachusetts General Laws will not apply to the Company. This statute governs 'control share acquisitions' and provides, in general, that if a stockholder acquires shares which would raise the voting power of the acquiring stockholder to one-fifth or more of the total voting power of the Company, then the shares acquired obtain voting rights only upon the authorization from a majority of the stockholders other than the acquiring stockholder. The stockholders of the Company may amend the Company's Articles of Organization at any time to subject the Company to this statute prospectively by a vote of a majority of the stock entitled to vote on such matter.

     Restrictions on Business Combinations. The Company is subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, Chapter 110F prohibits a Massachusetts corporation with more than 200 stockholders from engaging in a business combination with a holder of 5% or more of the voting stock of a corporation (an 'interested stockholder') for three years after the shareholder becomes an interested shareholder, unless the acquiror receives prior Board of Directors' approval, acquires 90% or more of the outstanding shares (excluding stock controlled by management and certain employee stock ownership plans) or receives approval at an annual or special meeting from two-thirds of the shareholders (other than the interested shareholder). The stockholders, by vote of a majority of the stock entitled to vote thereon, may amend the Company's Articles of Organization to provide that the Company will not be governed by Chapter 110F. Such amendment will not be effective for twelve months after its adoption and will not apply to any stockholder who became an interested shareholder prior to the date of adoption of such amendment.

     Bid Regulation. The Company is subject to the provisions of Chapter 110C of the Massachusetts Laws, an anti-takeover law known as the Massachusetts Take-Over Bid Regulation Act. In general, Chapter 110C prohibits an entity from acquiring more than 10% of any class of the issued and outstanding equity securities of a corporation unless the Board of Directors of the target corporation consents to the acquisition or such acquiring entity publicly announces the terms of the proposed take-over bid and files with the Secretary of State of Massachusetts, and with the target corporation, disclosure documents pertaining to the transaction. Such public announcement and filings must be made before the acquiring entity acquires, directly or indirectly, more than 5% of the issued and outstanding equity securities of any class of the target corporation, any of which were purchased within one year prior to the proposed take-over bid. Courts, both at the state and federal level, have been reluctant to enforce the Massachusetts Take-Over Bid Regulation Act. Such courts have stated that the statute's one-year moratorium likely violates the Commerce Clause of the United States Constitution. They also express concern that the Massachusetts Take-Over Bid Regulation Act is preempted by the Williams Act. In Hyde Park Partners LP v. Connelly, 839 F.2d 837 (1st Cir. 1988), the Court held that the Massachusetts Take-Over Bid Regulation Act altered the balance set by Congress by favoring management and changing the point at which a takeover bidder's control intent must be made public.

     Due to the approval of the Merger Agreement by the Company's Board of Directors, the restrictions described above in "Restrictions on Business Combinations" and "Bid Regulation" are not applicable to the Offer and the Merger.

     It is a condition of the Offer that no statute, rule, regulation or order impose any material limitation on the ability of Parent, the Purchaser or any of their subsidiaries effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares. In the event of the failure of such condition of the Offer, the Purchaser may terminate or amend the Offer. See Section 14.

ANTITRUST

     The Federal Trade Commission (the 'FTC') and the Antitrust Division of the United States Department of Justice (the 'Antitrust Division') frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

GOING-PRIVATE RULES

     The Merger will have to comply with any applicable Federal law operative at the time. Rule 13e-3 promulgated under the Exchange Act is applicable to certain 'going private' transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the

Offer. Rule 13e-3 would require, if applicable, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to minority stockholders prior to the consummation of the transaction.

16. FEES AND EXPENSES

     The Dealer Manager, the Information Agent and the Depositary have been retained by the Purchaser in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Additionally, Vector is the financial advisor to Parent and, as such, will receive a fee upon completion of the acquisition of the Company. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     No fees or commissions will be paid by or on behalf of the Purchaser to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser or Parent becomes aware of any valid state law prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto in such state, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If after such good faith effort, the Purchaser cannot comply with any state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares in such state. If the securities laws of any jurisdiction require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 ('Purchaser's Schedule 14D-1') and exhibits thereto pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the offices of the Commission in the manner set forth in Section 9 of this Offer to Purchase (except that copies are not available at the regional offices of the Commission).

                                                                      SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF EWOK ACQUISITION CORP.

     The following sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years and citizenship of each of the directors and executive officers of the Purchaser. Unless otherwise specified herein, the business address of each of the officers and directors of the Purchaser is 3747 North Meridian Road, Rockford, Illinois 61105. Each person referred to herein is a citizen of the United States.

                                                                    OFFICES AND
                         NAME                                      POSITIONS HELD
------------------------------------------------------   ----------------------------------

Robb Anderson.........................................   President and Director
Charles Granneman.....................................   Treasurer, Secretary and Director

     ROBB ANDERSON is the President of the Purchaser. Mr. Anderson serves as the President of Pierce Chemical Company, an affiliate of Purchaser, and has served as an officer of certain affiliates of Perstorp since 1978. Mr. Anderson is a director of Purchaser and certain affiliates of Perstorp.

     CHARLES GRANNEMAN is the Treasurer and Secretary of the Purchaser. Mr. Granneman has served as an officer of certain affiliates of Perstorp since 1988.

             DIRECTORS AND EXECUTIVE OFFICERS OF PERBIO SCIENCE AB

     The following sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years and citizenship of each of the directors of Parent. Parent does not have officers at this time and is being managed by its Board of Directors. Unless otherwise specified herein, the business address of each of the directors of Parent is SE-284 80, Perstorp, Sweden. Each person referred to herein is a citizen of Sweden.

                                                                                  OFFICES AND
                                     NAME                                        POSITIONS HELD
------------------------------------------------------------------------------   --------------

Torbjorn Clementz.............................................................      Director
Mats Fischier.................................................................      Director
Magnus Lindquist..............................................................      Director

     TORBJORN CLEMENTZ is Vice President, Corporate Control of Perstorp Group. From November 1997 to May 1999 he was Corporate Financial Controller of Perstorp Group. From November 1996 to October 1997, Mr. Clementz was Group Controller of Salinity Group UK and from November 1993 through October 1996, he served as Group Controller of PEAB, Sweden.

     MATS FISCHIER is Division Manager of Perstorp Life Science, a part of the Perstorp Group. Since 1996, Mr. Fischier has served in various capacities with the Perstorp Group, including Division Manager of the Pernovo Division from February 1997 to September 1998 and Division Manager of Perstorp Analytical from January 1996 to February 1997. Prior thereto Mr. Fischier served as a Division Manager of Nobel Industrier of Akzo Nobel.

     MAGNUS LINDQUIST is Chief Financial Officer of Perstorp AB. Prior to taking on his current position, from September 1996 until May 1999 he served as Senior Vice President, Corporate Control of Perstorp AB. From April 1993 through August 1996 he served as Chief Financial Officer of Stora Cell AB.

                DIRECTORS AND EXECUTIVE OFFICERS OF PERSTORP AB

     The following sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years and citizenship of each of the directors and executive officers of Perstorp AB, the ultimate parent of Purchaser and Parent. Unless otherwise specified herein, the business address of each of the officers and directors of Perstorp AB is SE-284 80, Perstorp, Sweden. Each person referred to herein is a citizen of Sweden.

                                                                         OFFICES AND
                       NAME                                            POSITIONS HELD
---------------------------------------------------  ---------------------------------------------------

Urban Jansson......................................  Chairman of the Board
Ake Fredriksson....................................  President and Chief Executive Officer and Director
Magnus Lindquist...................................  Chief Financial Officer
Fredrik Arp........................................  Director
Gunnar Brock.......................................  Director
Christer Gardell...................................  Director
Finn Johnsson......................................  Director
Karl Lennart Wendt.................................  Director
Wilhelm Wendt......................................  Director

     URBAN JANSSON is the Chairman of Scandic Hotels AB and the Deputy Chairman of Investment AB Bure. Mr. Jansson has been the Chairman of Perstorp since April 1999. He is also a member of the Board of both SEB and SAS. From 1992 to June 1998, he was President and Chief Executive Officer of Forvaltnings AB Ratos.

     AKE FREDRIKSSON has been the President and Chief Executive Officer of Perstorp AB since 1997. Prior to this, Mr. Fredriksson served as the Executive Vice President of Perstorp AB, and as a Division Manager of Perstorp Chemicals from September 1996 to January 1997. From 1990 to August 1996, he was a Business Area Manager of Perstorp Chemicals.

     MAGNUS LINDQUIST is Chief Financial Officer of Perstorp AB. Prior to taking on his current position, from September 1996 until May 1999 he served as Senior Vice President, Corporate Control of Perstorp AB. From April 1993 through August 1996 he served as Chief Financial Officer of Stora Cell AB.

     FREDRIK ARP is the President and Chief Executive Officer of Trelleborg AB. He was elected to the Board in April 1999. From June 1996 to January 1999, Mr. Arp was Managing Director and Chief Executive Officer of PLM. Prior to this, from 1989 to May 1996, he was the Executive Vice President of Trelleborg AB.

     GUNNAR BROCK is the President and Chief Executive Officer of Tetra Pak Group. He was elected to the Board of Perstorp AB in 1996. From 1992 to August 1994, Mr. Brock was President and Chief Executive Officer of Alfa Laval.

     CHRISTER GARDELL is the Chief Executive Officer of AB Custos. He was elected to the Board of Perstorp AB in 1997. From 1995 to 1996, Mr. Gardell was a Partner at Nordic Capital. Prior thereto, Mr. Gardell was a Partner at McKinsey & Company.

     FINN JOHNSSON has been the President of Molnlycke Health Care AB since April 1998. He was elected to the Board in 1997. Before becoming President of Molnlycke, Mr. Johnsson was the Managing Director of United Distillers in London. From 1990 to 1994, he was President and Chief Executive Officer of Euroc.

     KARL LENNART WENDT is the President of Gustafsborgs Sateri. He has been a member of the Board of Perstorp AB since 1974.

     WILHELM WENDT is the President of Internal AB. Mr. Wendt was elected to the Board of Perstorp in 1996.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                          The Depositary for the Offer is:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

               By Hand:                           Overnight Courier:                           By Mail:
      Reorganization Department               Reorganization Department               Reorganization Department
      40 Wall Street, 46th Floor              40 Wall Street, 46th Floor              40 Wall Street, 46th Floor
         New York, N.Y. 10005                    New York, N.Y. 10005                    New York, N.Y. 10005

            Facsimile Transmission (for Eligible Institutions only):
                                 (718) 234-5001

              Confirm Receipt of Guaranteed Delivery by Telephone:
                                 (718) 921-8200

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                        [Georgeson & Company Inc. Logo]

                               Wall Street Plaza
                               New York, NY 10005
                            (212) 440-9800 (Collect)
                        or Call Toll Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                     Vector Securities International, Inc.
                              1751 Lake Cook Road
                                   Suite 350
                              Deerfield, IL 60015
                            (847) 374-3853 (Collect)